Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements No. 333-105180, No. 333-51990, No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880 and No. 33-34619 on Form S-8 of Zygo Corporation of our report, dated November 21, 2008, with respect to the consolidated balance sheets of SolVision Inc. as at September 30, 2007 and 2006 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for the years then ended, included in the Form 8-K/A of Zygo Corporation filed with the Securities and Exchange Commission on December 5, 2008.

December 5, 2008 Montréal, Canada	Ernst & Young LLP Chartered Accountants